April 20, 2012

Nancy S. Stephenson

22610 US Highway 281 N., Suite 218

San Antonio, TX 78258

Re:     Amendment to Letter Agreement

Dear Nancy:

In connection with your employment with Cross Border Resources, Inc. as the Company’s Chief Accounting Officer, Treasurer and Secretary, the Company and you (the “Executive”) have agreed to the following modifications to the severance and change in control package originally provided on March 6, 2012 (the “Letter Agreement”). Except as set forth herein, the terms of the Letter Agreement remain in full force and effect. Terms not defined herein shall have the meaning set forth in the Letter Agreement.

With regard to the payment described in section 5 of the Letter Agreement, rather than being due and payable within ten (10) days of the Corporate Transaction, the amounts due shall be payable in four equal installments with the payments due on or before the following dates: (i) ten (10) days after the Corporate Transaction, (ii) the last day of the second quarter of the Company’s fiscal year, (iii) the last day of the third quarter of the Company’s fiscal year, and (iv) the last day of the fourth quarter of the Company’s fiscal year.

With regard to the last sentence in section 6 of the Letter Agreement, it is deleted and replaced with the following:

Executive's entitlement to the benefits provided in Section 5 are contingent on Executive countersigning and delivering to the Company and not revoking a Mutual Release, the form of which is attached hereto as Exhibit A, on or prior to the date upon which amounts are payable to Executive pursuant to this Letter Agreement.

Nothing herein shall be deemed to change your employment from an at-will position or alter the other terms of your employment. Your employment shall be terminable by you or the Company at any time; provided that the Company shall pay to you the any amounts required as described in the Letter Agreement and above.

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If the foregoing is acceptable, please acknowledge your acceptance of the foregoing by signing on the line below.

Sincerely,

CROSS BORDER RESOURCES, INC.

By:	/s/Brad Heidelberg
Brad Heidelberg
Director and Chair of the Compensation Committee

ACCEPTED AND AGREED:

/s/Nancy S. Stephenson

Nancy S. Stephenson

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EXHIBIT A

MUTUAL RELEASE

THIS MUTUAL RELEASE (this "Agreement") is entered into this ___ day of April, 2012, by and between _______________ ("Executive") and CROSS BORDER RESOURCES, INC. (the "Company") (collectively referred to as the "Parties") to resolve all issues related to or arising out of Executive’s employment with the Company through the Change of Control Date. This Agreement is delivered in connection with that certain Agreement dated April __, 2012, by and between Red Mountain Resources, Inc. and the Company and becomes effective on the Change of Control Date as defined therein. In consideration of the mutual covenants contained herein, the sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.          Change in Control Payment. In consideration for the agreements and releases by Executive set forth below, Company agrees that the Company shall pay Executive an amount (the “Change in Control Payment”) in accordance with the Letter Agreement by and between Company and Executive dated March 6, 2012 as amended on April 20, 2012 ("Letter Agreement"). Executive acknowledges and agrees that, but for her execution of this Agreement, she would not be entitled to the Change in Control Payment described above. In the event of death of the Executive prior to receipt of all amounts due hereunder or under the Letter Agreement, any remaining Change in Control Payment shall be paid to the estate of the Executive.

2.          Terms of Settlement.

(a)     Settlement and Release.

(i)     Release By Executive. Subject to the conditions hereinafter set forth, and in exchange for the payment of the Change in Control Payment subject to all applicable tax withholding, Executive hereby:

(1)     forever releases and discharges the Company and its respective officers, directors, stockholders, agents, employees, subsidiaries, affiliates, successors and assigns (collectively, the "Released Persons") from any and all claims, actions, causes of actions and demands of Executive, known or unknown, that Executive may have against the Released Persons, and any other claims that may arise in connection with Executive's capacity as an employee, officer, director or stockholder of the Company (whether directly or derivatively through the Company) through the date hereof, including, without limitation, all damages, obligations, liabilities, costs and expenses incurred or otherwise suffered by Executive in connection therewith; specifically excluding, however, any claims for breach of any representation, warranty, obligation or covenant by the Company contained in this Agreement; and

(2)     covenants and agrees not to sue or bring, or cause or permit to be commenced, any action or legal proceeding against the Company or any of such Released Persons in connection with any claim, action, cause of action or demand released by Executive herein.

(I)     Without limiting the foregoing terms, this Agreement specifically includes and extinguishes all known or unknown claims, suits, actions, causes of action, demands or charges for age, sex, gender, pregnancy, sexual orientation, race, color, national origin, disability discrimination, or discrimination on any other basis, retaliation, "whistle-blowing," any and all wage claims, breach of contract, wrongful discharge, detrimental reliance, retaliatory discharge, infliction of emotional distress claims, any other tort claims, and any and all claims, suits, actions, causes of action, demands or charges arising from any alleged violation by or on behalf of the Released Persons, of any federal, state or local constitution, statute, regulation, ordinance, order, public policy or common law.

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(II)     Nothing in this Agreement precludes Executive from asserting any claim she may have pursuant to the Texas Workers’ Compensation Act, nor shall this Agreement preclude Executive from asserting any claim to enforce the terms of this Agreement or for a breach of this Agreement.

This release is not intended to encompass claims for workers' compensation or unemployment benefits. Nor is this release intended to prevent Executive from filing a statutory claim concerning employment with the Company or the termination thereof with the federal Equal Employment Opportunity Commission ("EEOC"), or similar state agencies. However, if Executive does so, or if any such claim is prosecuted in her name before any court or administrative agency, Executive waives and agrees not to take any award of money or other damages from such suit.

Further, this release does not limit or proscribe Executive’s non-waivable right to participate as a witness or cooperate in any investigation by the EEOC or other agency, apply to any claim arising out of conduct occurring after the date this Agreement is signed, apply to any claim to enforce the terms of this Agreement or apply to any claim to challenge the validity of this Agreement under the Older Workers’ Benefit Protection Act.

(ii)     Release By Company. Subject to the conditions hereinafter set forth, and in exchange for the agreements of Executive herein, the Company hereby:

(1)     forever releases and discharges Executive, her heirs and personal representatives, from any and all claims, actions, causes of action and demands of the Company, its officers, directors, and other stockholders, known or unknown, arising out of or in any way relating to any claims heretofore made by such persons against Executive, and any other claims that may arise in connection with Executive's capacity as an employee, officer or stockholder of the Company (whether directly or indirectly) through the date hereof, including without limitation all damages, costs and expenses incurred or otherwise suffered by the Company, its officers, directors, and other stockholders in connection therewith, specifically excluding, however, any claim for breach of any representation, warranty, obligation or covenant of Executive contained in this Agreement and any claims, actions, causes of actions and demands arising from any deliberately dishonest, malicious or fraudulent act or omission or any willful violation of law by Executive; and

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(2)     covenants and agrees not to sue or bring, or cause or permit to be commenced, any action or legal proceeding, against Executive, her heirs or personal representatives in connection with any claim, action, cause of action or demand released by such persons herein.

(iii)     Mutual Assurances. The Parties hereto hereby mutually affirm and warrant to the other that they are unaware of any asserted or unasserted claims, causes of action or lawsuits against or by either party against the other, and as set forth elsewhere in this Agreement, do hereby mutually release and hold each other harmless from any such claims that may now exist or subsequently arise.

(b)     Allocation of Change in Control Payment. The Company and Executive agree that the Change in Control Payment shall be allocated totally as compensation to Executive. The Parties hereto agree to consistently report this allocation in the manner set forth above on their books and tax returns.

(c)     Compromise of Disputed Claims. The Parties acknowledge that this is a compromise and settlement and that this Change in Control Payment is to provide severance compensation to Executive and to avoid the potential expense and inconvenience of litigation, and that neither party admits any liability with respect to the foregoing, and in fact, each party expressly denies liability with respect thereto. In no event shall anything contained herein be construed as an admission of liability on the part of any of the parties hereto or any other persons released from liability herein.

(d)     Full and Complete Settlement. Executive acknowledges that the agreements contained herein and payment of the Change in Control Payment are to be made and received in full and complete settlement and satisfaction of all of the aforesaid claims, actions, causes of actions, demands, damages, costs and expenses. The Company acknowledges that Executive's agreements contained herein are to be made and received in full and complete settlement and satisfaction of all of the aforesaid claims, action, causes of actions, demands, damages, costs and expenses. This Agreement is entered into freely and voluntarily by the parties with the approval and the opportunity to obtain the advice of counsel.

3.          Indemnification and Insurance.

(a)     Indemnification. The Company agrees to indemnify and hold harmless Executive from and against all costs, damages, expenses, liabilities, claims, suits and causes of action of every nature arising out of or in connection with Executive’s employment with the Company; provided, however, that the Company shall have no obligation to indemnify or hold harmless Executive from any claims, actions, causes of actions and demands arising from any deliberately dishonest, malicious or fraudulent act or omission or any willful violation of law by Executive.

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(b)     Insurance. The Company agrees that it will maintain its existing directors and officers liability insurance policy until December 31, 2015; provided, however, that the Company shall have the option to terminate such policy at any time and obtain tail insurance in its place providing for coverage of the Executive on the date prior to the date hereof so long as coverage under such tail policy extends through December 31, 2015.

4.          No Encouragement of Claims. The Parties will not encourage any person to file a lawsuit, claim, or complaint against any of the Parties. The Parties will not assist any person who has filed a lawsuit, claim, or complaint against any of the Parties unless it is required to render such assistance pursuant to a lawful subpoena or other legal obligation.

5.          Cooperation. Executive agrees to cooperate with Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Company including, without limitation, Executive being available to Company upon reasonable notice for interviews and factual investigations, appearing at Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Company all pertinent information and turning over to Company all relevant documents which are or may come into Executive’s possession.

6.          Non-Admission. This Agreement does not constitute an admission by any of the Parties, and each Party specifically denies, that any action that any of the Parties has taken or has failed to take with respect to one another was or is wrongful, unlawful, in violation of any local, state or federal act, statute or constitution or susceptible of inflicting any damages or injury upon the other Party.

7.          Applicable Law. This Agreement shall be governed by, construed, and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Texas without giving effect to that State’s principles regarding conflict of laws.

8.          Severability. In the event that any provision of this Agreement is found by any court or tribunal of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall remain valid and enforceable.

9.          Remedies Upon Breach of Agreement. In the event of any breach of this Agreement, the party aggrieved shall be entitled to recover from the other party not only the amount of any judgment which may be awarded against the breaching party, but also such other damages, costs and expenses as may be incurred by the aggrieved party as a result of such breach, including court costs, reasonable attorney's fees, and all other reasonable out-of-pocket costs and expenses incurred in connection therewith, taxable or otherwise, in preparing the defense of, defending against or seeking or obtaining an abatement of or injunction against such action or proceeding, in establishing or maintaining the applicability or validity of this Agreement or any provision thereof, and in prosecuting any counterclaim or crossclaim based thereon.

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10.          Entire Agreement. This Agreement contains the entire agreement and understanding between Executive and Company concerning the matters described herein and supersedes all prior agreements, discussions, negotiations, understandings and proposals of the parties. Notwithstanding the foregoing sentence, those provisions of Executive’s Employment Agreement that by their terms are intended to survive and are enforceable past the Termination Date shall continue to bind the Executive and are incorporated by reference herein. The terms of this Agreement cannot be changed except in a subsequent document signed by Executive and an authorized officer of Company. This Agreement binds and is for the benefit of Executive and Company as well as his/her/its respective heirs, personal representatives, successors and assigns.

11.          Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To facilitate the execution of this Agreement, this Agreement may be executed by facsimile signature, with the original signature to be provided promptly after facsimile transmission.

12.          Expenses. Except as provided herein, each party shall pay their own respective legal and other professional fees and other expenses incurred in connection with the matters addresses herein.

13.          Revocation Period. Executive has the right to revoke this Agreement during a period of seven (7) days after Executive signs it ("Revocation Period"). To revoke this Agreement, Executive must sign and send a written notice of Executive’s decision to revoke the Agreement, addressed to Company, and that written notice must be received no later than seven (7) days after Executive signed this Agreement. If Executive exercises her right to revoke this Agreement, Executive will not be entitled to any of the money, benefits and other consideration from Company described in Paragraph 4, and must immediately repay to Company any consideration that Executive already has received from Company under that paragraph.

14.          Knowing and Voluntary Waiver. Executive acknowledges that she: (a) has completely read this Agreement and fully understands its meaning; (b) has had the opportunity of twenty-one (21) days to review this Agreement before signing it; (c) has had the full opportunity to investigate all matters pertaining to Executive’s claims and fully understands its terms and contents, including the rights and obligations hereunder; (d) has been informed of the right to consult an attorney before signing this document; (e) is entering into this Agreement knowingly and voluntarily; and (f) the only consideration Executive is receiving for signing this Agreement is described herein, and no other promises or representations of any kind have been made by any person or entity to cause Executive to sign this Agreement.

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15.          Older Workers’ Benefit Protection Act Protections. Pursuant to the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, if Executive is over the age of forty (40), Company hereby advises Executive of the following:

(a)     Executive is advised to consult with an attorney prior to signing this Agreement.

(b)     Executive is advised to completely read this Agreement and fully understand its meaning.

(c)     Executive has up to forty-five (45) days within which to consider whether she should sign this Agreement. Executive may sign this Agreement at any time during this 45-day period. However, the offer contained in this Agreement will expire if it is not accepted within 45 days after Executive receives it.

(d)     If Executive signs the Agreement, she shall have seven (7) days thereafter to revoke the Agreement. To revoke the Agreement, Executive must deliver written notice of the revocation to Company, so that it is received before the seven (7) day revocation period expires.

(e)     In signing this Agreement, Executive has had the full opportunity to investigate all matters pertaining to Executive’s claims and fully understands its terms and contents, including the rights and obligations hereunder.

(f)     In signing this Agreement, Executive is not releasing or waiving any federal age discrimination claims based on conduct or events that occur after the Agreement is signed.

(g)     Executive is entering into this Agreement knowingly and voluntarily.

(h)     Executive’s only consideration for signing this Agreement is described herein, and no other promises or representations of any kind have been made by any person or entity to cause Executive to sign this Agreement.

READ CAREFULLY.

THIS DOCUMENT CONTAINS A RELEASE OF ALL

KNOWN AND UNKNOWN CLAIMS.

[NAME OF EXECUTIVE]	CROSS BORDER RESOURCES, INC.

By:

Its:

PRINT YOUR NAME

Date Signed by Executive		Date Signed by Company

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